Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated October 29, 2018, relating to the balance sheet of FinTech Acquisition Corp. III as of December 31, 2017, and the related statements of operations, changes in stockholder’s equity (deficit) and cash flows for the period from March 20, 2017 (inception) through December 31, 2017, appearing in the Registration Statement on Form S-1, File No. 333-227951 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 15, 2018